Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Consolidated Financial and Other Data”, “Senior Securities” and “Experts” and to the use of our reports dated (a) February 17, 2006 and August 3, 2006, with respect to the consolidated financial statements, including the consolidated schedules of investments and (b) dated April 24, 2006, with respect to the senior securities table, of MCG Capital Corporation in Amendment No. 1 to the Registration Statement (Form N-2 No. 333-133669) for the registration of 35,000,000 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

September 28, 2006